Exhibit 99.4

EXCHANGE AND TRANSMITTAL INFORMATION BOOKLET

I/we, the undersigned, surrender to you for exchange the share(s) of common stock of The Dow Chemical Company (“TDCC”), par value $2.50 per share (“TDCC common stock”), identified below. I/we certify that I/we have complied with all requirements as stated in the instructions included herein, am/are the registered holder(s) of (i) the share(s) of TDCC common stock in certificated form represented by the enclosed certificate(s) or (ii) the share(s) of TDCC common stock held in book-entry form via the Direct Registration System maintained by Computershare Trust Company, N.A. (“DRS”) or CIP Shares (as defined below), and, in all cases, have full authority to surrender these shares of TDCC common stock, give the instructions in the Letter of Transmittal (the “Letter of Transmittal”) and warrant that these shares of TDCC common stock are free and clear of all liens, restrictions, adverse claims and encumbrances. “CIP Shares” means shares of TDCC common stock in uncertificated form held through the Computershare CIP, a dividend reinvestment and stock purchase plan for TDCC, maintained by Computershare Trust Company, N.A.

I/we acknowledge that, immediately following the consummation of the exchange offer, Blue Cube Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Olin Corporation (“Olin”), will be merged with and into Blue Cube Spinco Inc. (“Splitco”), with Splitco surviving the merger and becoming a wholly owned subsidiary of Olin (the “Merger”). In the Merger, each issued and outstanding share of common stock of Splitco (“Splitco common stock”) will be converted into the right to receive 0.87482759 shares of common stock of Olin (“Olin common stock”). I/we further acknowledge that I/we will not receive Splitco common stock, but will only receive shares of Olin common stock in the Merger.

As specified in the Prospectus—Offer to Exchange, dated             , 2015 (the “Prospectus”), fractional shares of Olin common stock will not be delivered to tendering shareholders. In lieu of any fractional shares, the holders of Splitco common stock will receive a cash amount, without interest. See the section of the Prospectus entitled “This Exchange Offer—Terms of this Exchange Offer—Fractional Shares.” Fractional shares of Olin common stock allocable to any holders of Splitco common stock will be aggregated. The undersigned instructs issuance of a check in lieu of the fractional shares and mailing of the check by first-class mail, postage prepaid, to the address indicated in the “Special Delivery Instructions.”

INSTRUCTIONS TO THE LETTER OF TRANSMITTAL

IMPORTANT—PLEASE READ THESE INSTRUCTIONS CAREFULLY

BEFORE COMPLETING THE LETTER OF TRANSMITTAL

Reference is made to the Prospectus and the Letter of Transmittal and this Exchange and Transmittal Information Booklet, which, together with any amendments or supplements thereto or hereto, constitute the offer by TDCC to exchange all issued and outstanding shares of Splitco common stock for shares of TDCC common stock that are validly tendered and not properly withdrawn upon the terms and subject to the conditions set forth herein and in the Prospectus. Immediately following the consummation of the exchange offer, Merger Sub, a wholly-owned subsidiary of Olin, will be merged with and into Splitco, with Splitco surviving the merger and becoming a wholly owned subsidiary of Olin (the “Merger”). In the Merger, each issued and outstanding share of Splitco common stock will be converted into the right to receive 0.87482759 shares of Olin common stock. Accordingly, Splitco common stock will not be transferred to participants in the exchange offer; participants will instead receive shares of Olin common stock in the Merger. No trading market currently exists or will ever exist for Splitco common stock. You will not be able to trade the Splitco common stock before or after they are converted into the right to receive shares of Olin common stock in the Merger. There can be no assurance that shares of Olin common stock issued in the Merger will trade at the same prices at which shares of Olin common stock are traded prior to the Merger.

Although TDCC has mailed the Prospectus to the extent required by U.S. law, including to shareholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of TDCC common stock, Olin common stock or Splitco common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of TDCC, Splitco or Olin has taken any action under non-U.S. regulations to facilitate a public offer to exchange shares of TDCC common stock, Splitco common stock or Olin common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of TDCC common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for TDCC, Splitco or Olin to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of TDCC common stock, Splitco common stock or Olin common stock that may apply in their home countries. None of TDCC, Splitco or Olin can provide any assurance about whether such limitations may exist. For additional information about limitations on the exchange offer outside the United States, see the section in the Prospectus entitled “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions.”

The exchange offer and withdrawal rights will expire at 8:00 a.m., New York City time, on             , 2015, unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on             , 2015 or any later date to which the exchange offer is extended, is referred to in this document as the “expiration date.” Shares tendered pursuant to the exchange offer may be withdrawn at any time prior to expiration of the exchange offer.

PLEASE SEE THE SECTION IN THE PROSPECTUS ENTITLED “THIS EXCHANGE OFFER” FOR ADDITIONAL INFORMATION AND DETAIL CONCERNING THE EXCHANGE OFFER AND THE PROCEDURES FOR TENDERING YOUR SHARES OF TDCC COMMON STOCK.

Exchange of TDCC Common Stock—General Information

Appointment of the TDCC Designees as Attorneys-in-Fact and Proxy

By executing the Letter of Transmittal, you irrevocably appoint TDCC’s designees, including the exchange agent, as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of TDCC common stock tendered and accepted for exchange by TDCC and with respect to any and all other shares of TDCC common stock and other securities issued or issuable in respect of the shares of TDCC common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that TDCC deposits the shares of Splitco common stock for the shares of TDCC common stock that you have tendered with the exchange agent. All such proxies will be considered coupled with an interest in the tendered TDCC common stock and therefore will not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). TDCC’s designees will, with respect to the shares of TDCC common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. TDCC reserves the right to require that, in order for shares of TDCC common stock to be deemed validly tendered, immediately upon TDCC’s acceptance for exchange of those shares of TDCC common stock, TDCC must be able to exercise full voting rights with respect to those shares.

TDCC Common Stock Deemed Accepted for Exchange Upon Notice by TDCC to the Exchange Agent

For purposes of the exchange offer, TDCC will be deemed to have accepted for exchange, and thereby exchanged, shares of TDCC common stock validly tendered and not properly withdrawn if and when TDCC notifies the exchange agent of its acceptance of the tenders of those shares of TDCC common stock pursuant to the exchange offer.

Upon the consummation of the exchange offer, TDCC will irrevocably deliver to the exchange agent a global certificate representing all of the shares of Splitco common stock being distributed by TDCC, with irrevocable instructions to hold the shares of Splitco common stock in trust for the holders of shares of TDCC common stock validly tendered and not properly withdrawn in the exchange offer and, in the case of a pro rata distribution, TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of the exchange offer. For more information, see the section in the Prospectus entitled “This Exchange Offer—Terms of this Exchange Offer.” Olin will deposit with the exchange agent for the benefit of persons who received shares of Splitco common stock in the exchange offer book-entry authorizations representing shares of Olin common stock, with irrevocable instructions to hold the shares of Olin common stock in trust for the holders of shares of Splitco common stock.

Upon surrender of the documents required by the exchange agent, duly executed, each former holder of shares of Splitco common stock will receive from the exchange agent in exchange therefor shares of Olin common stock and/or cash in lieu of fractional shares, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

TDCC Will Determine the Validity of Any Tender

TDCC will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of TDCC common stock, in TDCC’s sole discretion, and its determination will be final and binding. TDCC reserves the absolute right to reject any and all tenders of shares of TDCC common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. TDCC also reserves the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any shares of TDCC common stock. No tender of shares of TDCC common stock is valid until all defects and irregularities in such tender of TDCC common stock have been cured or waived. Neither TDCC nor the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of TDCC common stock or will incur any liability for failure to give any such notification. TDCC’s interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Return of TDCC Common Stock if Tender Not Accepted

If TDCC does not accept for exchange any tendered shares of TDCC common stock for any reason pursuant to the terms and conditions of the exchange offer, the exchange agent (i) in the case of shares of TDCC common stock held in certificated form, will return certificates representing those shares without expense to the tendering shareholder, (ii) in the case of book-entry shares held through DRS, will cause those shares to be credited to the DRS account from which they were tendered, (iii) in the case of CIP Shares, will cause those shares to be credited to the account under the Computershare CIP, a dividend reinvestment plan for TDCC, from which they were tendered and (iv) in the case of shares tendered by book-entry transfer pursuant to the procedures set forth in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” will cause those shares to be credited to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of the exchange offer.

Effect of Tenders

A tender of TDCC common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to

TDCC that (i) you have the full power and authority to tender, sell, assign and transfer those tendered shares (and any and all other shares of TDCC common stock or other securities issued or issuable in respect of those shares), (ii) when the same are accepted for exchange, TDCC will acquire good and unencumbered title to those shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims and (iii) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of TDCC common stock for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (A) shares of TDCC common stock tendered or (B) other securities immediately convertible into or exchangeable or exercisable for the shares of TDCC common stock tendered and that person will acquire those shares for tender by conversion, exchange or exercise and (ii) will cause those shares to be delivered in accordance with the terms of this document. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

The exchange of shares of TDCC common stock validly tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (i)(A) certificates representing all physically tendered shares of TDCC common stock or (B) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of TDCC common stock in the exchange agent’s account at The Depository Trust Company, (ii) the Letter of Transmittal for shares of TDCC common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (iii) any other required documents.

Potential Limitation on Number of Shares of TDCC Common Stock Received

If, upon the expiration of the exchange offer, TDCC shareholders have validly tendered and not properly withdrawn more shares of TDCC common stock than TDCC is able to accept for exchange (taking into account the exchange ratio and the total number of issued and outstanding Splitco common stock owned by TDCC), TDCC will accept for exchange the shares of TDCC common stock validly tendered and not properly withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of TDCC common stock to be accepted bears to the total number of shares of TDCC common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of TDCC common stock), and subject to any adjustment necessary to ensure the exchange of all issued and outstanding shares of Splitco common stock, except for tenders of odd-lots.

Any beneficial holder of fewer than 100 shares of TDCC common stock outside of the Dow Savings Plan who wishes to tender all of those shares without being subject to proration as discussed above must check the box under the title “ODD-LOT SHARES” on the Letter of Transmittal. If your odd-lot shares are held by a broker, dealer, commercial bank, trust company or similar institution for your account, you can contact your broker, dealer, commercial bank, trust company or similar institution and request the preferential treatment. Partial tenders and beneficial holders of 100 or more shares of TDCC common stock are not eligible for this preference.

Binding Agreement

The tender of shares of TDCC common stock pursuant to any of the procedures described in the Letter of Transmittal, this Exchange and Transmittal Information Booklet and the Prospectus will constitute a binding agreement between TDCC and you upon the terms of and subject to the conditions to the exchange offer.

Procedures for Tendering

The exchange of shares of TDCC common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (i)(A) certificates representing all physically tendered shares of TDCC common stock (which does not include book-entry shares held through DRS or CIP Shares) or (B) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of TDCC common stock in the exchange agent’s account at The Depository Trust Company, (ii) the Letter of Transmittal for shares of TDCC common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (iii) any other required documents.

The method of delivery of certificates of shares of TDCC common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Certificates representing shares of Splitco common stock will not be issued to tendering holders of shares of TDCC common stock pursuant to the exchange offer. Rather than issuing certificates representing such shares of Splitco common stock to tendering TDCC shareholders, the exchange agent will cause shares of Splitco common stock to be credited to records maintained by the exchange agent for the benefit of the respective holders. Immediately following the consummation of the exchange offer, Merger Sub will be merged with and into Splitco and each share of Splitco common stock will be converted into the right to receive Olin common stock or cash in lieu of fractional shares. As promptly as practicable following the consummation of the Merger and TDCC’s notice and determination of the final proration factor, if any, Olin’s transfer agent will credit the shares of Olin common stock into which the shares of Splitco common stock have been converted to book-entry accounts maintained for the benefit of the TDCC shareholders who received shares of Splitco common stock in the exchange offer or as a pro rata distribution, if any, and will send these holders a statement evidencing their holdings of shares of Olin common stock.

Shares Held in Certificated Form

If you hold certificates representing shares of TDCC common stock, you must deliver to the exchange agent a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other required documents and the certificates representing the shares of TDCC common stock tendered. The exchange agent’s addresses are listed on the last page of this Exchange and Transmittal Information Booklet.

Book-Entry Shares Held through DRS

If you hold shares of TDCC common stock in book-entry form via DRS, you must deliver to the exchange agent a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents. Since certificates are not issued for book-entry shares held through DRS, you do not need to deliver any certificates representing those shares to the exchange agent. The exchange agent’s addresses are listed on the last page of this Exchange and Transmittal Information Booklet.

CIP Shares

If you hold CIP Shares, you must deliver to the exchange agent at the address listed on the Letter of Transmittal for shares of TDCC common stock a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents. Since certificates are not issued for CIP Shares, you do not need to deliver any certificates representing those shares to the exchange agent.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of TDCC common stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of TDCC common stock in the exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use a Letter of Transmittal to direct the tender of your shares of TDCC common stock. Please contact your institution directly if you have not yet received instructions. Some financial institutions may also effect tenders by book-entry transfer through The Depository Trust Company. If that institution holds shares of TDCC common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the exchange agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your shares of TDCC common stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of TDCC common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including the instructions thereto) and that TDCC may enforce that agreement against the participant.

The exchange agent will establish an account with respect to the shares of TDCC common stock at The Depository Trust Company for purposes of the exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of TDCC common stock by causing The Depository Trust Company to transfer the shares into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Shares Held in the Dow Savings Plan

If your account holds units of the TDCC Stock Fund under the Dow Savings Plan, you may elect either to keep or to exchange some or all of the shares attributable to the units held in your account for shares of Splitco common stock. You will receive instructions from the Trustee via letter or email (as permitted by the Dow Savings Plan and Trust) informing you how to make an election. If you do not make a timely election in accordance with the Trustee’s instructions by the deadline set forth in the Trustee’s instructions, none of the shares attributable to the units of the TDCC Stock Fund held in your account under the Dow Savings Plan will be exchanged for shares of Splitco common stock and your holdings of units of the TDCC Stock Fund in your Dow Savings Plan account will remain unchanged. If you do timely elect to exchange shares attributable to units of the TDCC Stock Fund for Splitco common stock, in the Merger, each such share of Splitco common stock will be converted into the right to receive units of a unitized stock fund holding Olin common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of the Prospectus entitled “The Merger Agreement—Merger Consideration.” For a more detailed description of how to tender your shares attributable to the units held in your account if you participate in the Dow Savings Plan, please refer to the specific instructions regarding how to tender such shares, if any, under the Dow Savings Plan, which will be included in the written information to be provided to you by the Trustee.

Signature Guarantees

Signatures on the Letter of Transmittal for shares of TDCC common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of TDCC common stock are tendered either (i) by a registered shareholder who has not completed the box entitled “Special Transfer Instructions” on the Letter of Transmittal or (ii) for the account of a U.S. eligible institution.

If the certificates representing shares of TDCC common stock are registered in the name of a person other than the person who signs the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

If the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other entity or other person acting in a fiduciary or representative capacity, he or she should so indicate when signing, and proper evidence satisfactory to the exchange agent of his or her authority to so act, or Signature Guarantee in lieu of evidence, must be submitted with the Letter of Transmittal.

Withdrawal Rights

Shares of TDCC common stock validly tendered pursuant to the exchange offer may be withdrawn at any time before 8:00 a.m., New York City time, on the expiration date and, unless TDCC has previously accepted such shares pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer. Once TDCC accepts shares of TDCC common stock pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of shares of TDCC common stock to be effective, the exchange agent must receive from you a written notice of withdrawal at one of its addresses set forth on the last page of this document, and your notice must include your name and the number of shares of TDCC common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of TDCC common stock must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. If shares of TDCC common stock have been tendered pursuant to the procedures for book-entry tender discussed in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 8:00 a.m., New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for those shares directly to the exchange agent.

TDCC will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding. Neither TDCC nor the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of TDCC common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn TDCC common stock by following one of the procedures discussed in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.

Guaranteed Delivery Procedures

If you wish to tender shares of TDCC common stock pursuant to the exchange offer but (i) your certificates are not immediately available, (ii) you cannot deliver the shares or other required documents to the exchange agent on or before the expiration date of the exchange offer or (iii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your shares of TDCC common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•	on or before the expiration date, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by TDCC, in the manner provided below; and

•	within three NYSE trading days after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (i) (a) certificates representing all physically tendered shares of TDCC common stock and (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of TDCC common stock in the exchange agent’s account at The Depository Trust Company; (ii) a Letter of Transmittal for shares of TDCC common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (iii) any other required documents.

Registered shareholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of shares of TDCC common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange agent. If you hold shares of TDCC common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Lost, Stolen or Destroyed Certificates

If your certificate(s) representing shares of TDCC common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you will need to complete an affidavit of lost, stolen or destroyed certificate(s) (an “Affidavit”) that you may request by calling TDCC’s transfer agent, Computershare, at 1-800-369-5606. You will also need to post a surety bond for your lost, stolen or destroyed shares of TDCC common stock and pay a service fee. Upon receipt of the completed applicable Letter of Transmittal with the completed Affidavit, the surety bond payment and the service fee, your shares of TDCC common stock will be considered tendered in the exchange offer.

The information agent for the exchange offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Holders Call Toll-Free: (888) 566-8006

Email: dowexchange@georgeson.com

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL NOT BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH SHAREHOLDER OF TDCC COMPANY OR SUCH SHAREHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH BELOW.

The exchange agent for the exchange offer is:

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011	By Facsimile Transmission For Eligible Institutions Only: (617) 360-6810	By Overnight Courier: Computershare c/o Voluntary Corporate Actions Suite V
Providence, RI 02940-3011	For Confirmation Only Telephone: (781) 575-2332	250 Royall Street Canton, MA 02021